Exhibit 10.1

SEVERANCE AGREEMENT

This agreement (this “Agreement”) is made as of the _____ day of _______, 2008, between St. Jude Medical, Inc., a Minnesota corporation, with its principal offices at One Lillehei Plaza, St. Paul, Minnesota 55117 (the “Company”) and XXXXX (“Executive”), residing at ________________________.

WITNESSETH THAT:

WHEREAS, this Agreement is intended to specify the financial arrangements that the Company will provide to Executive upon Executive’s separation from employment with the Company under any of the circumstances described herein; and

WHEREAS, this Agreement is intended to replace and supersede the existing Severance Agreement between the Company and Executive dated as of ___________________ relating to payments to be made to Executive upon a change in control of the Company (the “Prior Agreement”); and

WHEREAS, this Agreement is entered into by the Company in the belief that it is in the best interests of the Company and its shareholders to provide stable conditions of employment for Executive notwithstanding the possibility, threat or occurrence of certain types of change in control, thereby enhancing the Company’s ability to attract and retain highly qualified people.

NOW, THEREFORE, to assure the Company that it will have the continued dedication of Executive notwithstanding the possibility, threat or occurrence of a bid to take over control of the Company, and to induce Executive to remain in the employ of the Company, and for other good and valuable consideration, the Company and Executive agree as follows:

1.         Term of Agreement. The term of this Agreement shall commence on the date hereof as first written above and shall continue through January 1, 2009; provided that commencing on January 1, 2009 and each January 1st thereafter, during Executive’s employment by the Company, the term of this Agreement shall automatically be extended for one additional year unless not later than December 31 of the preceding year, the Company shall have given notice that it does not wish to extend this Agreement; and provided, further, that notwithstanding any such notice by the Company not to extend, this Agreement shall continue in effect for a period of 36 months beyond the term provided herein if a Change in Control (as defined in Section 3(i) hereof) shall have occurred during such term.

2.         Termination of Employment.

(i)        Prior to a Change in Control. Executive’s rights upon termination of employment prior to a Change in Control (as defined in Section 3(i) hereof) shall be governed by the Company’s standard employment termination policy applicable to Executive in effect at the time of termination or, if applicable, any written employment agreement between the Company and Executive other than this Agreement in effect at the time of termination.

(ii)         After a Change in Control.

(a)       From and after the date of a Change in Control (as defined in Section 3(i) hereof) during the term of this Agreement, the Company shall not terminate Executive from employment with the Company except as provided in this Section 2(ii) or as a result of Executive’s Disability (as defined in Section 3(iv) hereof), Retirement (as defined in Section 3(v) hereof) or death.

(b)       From and after the date of a Change in Control (as defined in Section 3(i) hereof) during the term of this Agreement, the Company shall have the right to terminate Executive from employment with the Company at any time during the term of this Agreement for Cause (as defined in Section 3(iii) hereof), by written notice to Executive, specifying the particulars of the conduct of Executive forming the basis for such termination.

(c)       From and after the date of a Change in Control (as defined in Section 3(i) hereof) during the term of this Agreement: (x) the Company shall have the right to terminate Executive’s employment without Cause (as defined in Section 3(iii) hereof), at any time; and (y) Executive shall, upon the occurrence of such a termination by the Company without Cause, or upon the voluntary termination of Executive’s employment by Executive for Good Reason (as defined in Section 3(ii) hereof), be entitled to receive the benefits provided in Section 4 hereof. Executive shall evidence a voluntary termination for Good Reason by written notice to the Company given within 60 days after the date of the occurrence of any event that Executive knows or should reasonably have known constitutes Good Reason for voluntary termination. Such notice need only identify Executive and set forth in reasonable detail the facts and circumstances claimed by Executive to constitute Good Reason. Any notice given by Executive pursuant to this Section 2 shall be effective five business days after the date it is given by Executive. For purposes of this Agreement, a termination of Executive’s employment shall be effective as of the Separation Date.

3.         Definitions.

(i)	A “Change in Control” shall mean:

(a)       a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or successor provision thereto, whether or not the Company is then subject to such reporting requirement;

(b)       any “person” (as such term is used in Sections 13(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities;

(c)       the Continuing Directors (as defined in Section 3(vi) hereof) cease to constitute a majority of the Company’s Board of Directors; provided that such change is the direct or indirect result of a proxy fight and contested election or elections for positions on the Board of Directors; or

(d)       the majority of the Continuing Directors (as defined in Section 3(vi) hereof), excluding any Continuing Director who has this Severance Agreement, determine in their sole and absolute discretion that there has been a change in control of the Company.

(ii)       “Good Reason” shall mean the occurrence of any of the following events, except for the occurrence of such an event in connection with the termination or reassignment of Executive’s employment by the Company for Cause (as defined in Section 3(iii) hereof), for Disability (as defined in Section 3(iv) hereof), for Retirement (as defined in Section 3(v) hereof) or for death:

(a)       the assignment to Executive of any duties inconsistent with Executive’s status or position with the Company, or a substantial alteration in the nature or status of Executive’s responsibilities from those in effect immediately prior to the Change in Control;

(b)       a reduction by the Company in Executive’s annual compensation in effect immediately prior to the Change in Control;

(c)       the Company’s requiring Executive to be based anywhere other than within 50 miles of Executive’s office location immediately prior to a Change in Control except for required travel on the Company’s business to an extent substantially consistent with Executive’s business travel obligations immediately prior to the Change in Control;

(d)       the failure by the Company to continue to provide Executive with benefits at least as favorable to those enjoyed by Executive under any of the Company’s pension, life insurance, medical, health and accident, disability, deferred compensation, incentive, stock, stock purchase, stock option, savings, perk package or other plans or programs in which Executive participates, or any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive Executive of any material fringe benefit enjoyed immediately prior to the Change in Control, or the failure by the Company to provide Executive with the number of paid vacation days to which Executive is entitled immediately prior to the Change in Control; or

(e)       the failure of the Company to obtain, as specified in Section 6(i) hereof, an assumption of the obligations of the Company to perform this Agreement by any successor to the Company.

Notwithstanding anything herein to the contrary, if the Change in Control arises from a transaction or series of transactions which are not authorized, recommended or approved by formal action taken by the Continuing Directors (as defined in Section 3(vi) hereof), Executive may voluntarily terminate his or her employment for any reason on the 180th day following the Change in Control, and such termination shall be deemed “Good Reason” for all purposes of this agreement.

(iii)      “Cause” shall mean termination by the Company of Executive’s employment based upon the conviction of Executive by a court of competent jurisdiction for felony criminal conduct.

(iv)      “Disability” shall mean that, as a result of incapacity due to physical or mental illness, Executive shall have been absent from the full-time performance of Executive’s duties with the Company for six consecutive months, and within 30 days after written notice of termination is given, Executive shall not have returned to the full-time performance of Executive’s duties. Any question as to the existence of Executive’s Disability upon which Executive and the Company cannot agree shall be determined by a qualified independent physician selected by Executive (or, if Executive is unable to make such selection, it shall be made by any adult member of Executive’s immediately family), and approved by the Company. The determination of such physician made in writing to the Company and to Executive shall be final and conclusive for all purposes of this Agreement.

(v)      “Retirement” shall mean termination on or after attaining normal retirement age in accordance with the Company’s Profit Sharing Employee Savings Plan and Trust.

(vi)     “Continuing Director” shall mean any person who is a member of the Board of Directors of the Company, while such person is a member of the Board of Directors, and who (a) was a member of the Board of Directors on the date of this Agreement as first written above or (b) subsequently becomes a member of the Board of Directors, if such person’s nomination for election or initial election to the Board of Directors is recommended or approved by a majority of the Continuing Directors.

(vii)    “Separation Date” shall mean the date on which Executive separates from service with the Company, within the meaning of Section 409A of the Code.

4.         Benefits upon Termination under Section 2(ii)(c).

(i)        Upon the termination (voluntary or involuntary) of the employment of Executive pursuant to Section 2(ii)(c) hereof, Executive shall be entitled to receive the benefits specified in this Section 4. Subject to the provisions of Section 4(ii) hereof, all benefits to Executive pursuant to this Section 4(i) shall be subject to any applicable payroll or other taxes required by law to be withheld.

(a)       The Company shall pay Executive, through the Separation Date, Executive’s base salary as in effect at the time of the notice of termination is given and any other form or type of compensation otherwise payable for such period. Subject to Section 14, such payment shall be made in a lump sum cash payment on the Separation Date. Executive shall be entitled to receive all benefits payable to Executive under the Company’s Profit Sharing Employee Savings Plan and Trust or any successor of such Plan and any other plan or agreement relating to retirement benefits which shall be in addition to, and not reduced by, any other amounts payable to Executive under this Section 4. Executive shall be entitled to exercise all rights and to receive all benefits accruing to Executive under any and all Company stock purchase plans, stock option plans and other stock plans or programs, or any successor to any such plans or programs, which shall be in addition to, and not reduced by, any other amounts payable to Executive under this Section 4.

(b)       In lieu of any further salary payments for periods subsequent to the Separation Date, the Company shall pay a severance payment in an amount equal to 2.9 times Executive’s Annual Compensation, as defined below. Subject to Section 14, such payment shall be made in a lump sum cash payment on the Separation Date.

For purposes of this Section 4, “Annual Compensation” shall mean Executive’s annual salary (regardless of whether all or any portion of such salary has been contributed to a deferred compensation plan), the annual amount of Executive’s perk package, the target bonus for which Executive is eligible upon attainment of 100% of the target (regardless of whether such target bonus has been achieved or whether conditions of such target bonus are actually fulfilled), and any other type or form of compensation paid to Executive by the Company (or any entity affiliated with the Company (“Affiliate”) within the meaning of Section 1504 of the Internal Revenue Code of 1986, as may be amended from time to time (the “Code”)) and included in Executive’s gross income for federal tax purposes during the twelve month period ending immediately prior to the Separation Date but reduced by: (i) any amount actually paid to Executive as a cash payment of the target bonus (regardless of whether all or any portion of such target bonus was contributed to a deferred compensation plan); (ii) compensation income recognized as a result of the exercise of stock options or sale of the stock so acquired; and (iii) any payments actually or constructively received from a plan or arrangement of deferred compensation between the Company and Executive. All of the factors included in Annual Compensation shall be those in effect on the Separation Date and shall be calculated without giving effect to any reduction in such compensation that would constitute a breach of this Agreement.

(c)       For a period of 36 months following the Separation Date or until Executive reaches age 65 or dies, whichever is the shorter period, the Company shall arrange to provide for Executive, at the Company’s expense, the health, accident, disability and life insurance benefits substantially similar to those in effect for Executive immediately prior to the Separation Date.

(d)       The Company shall pay to Executive (1) any amount earned by Executive as a bonus with respect to the fiscal year of the Company preceding the termination of Executive’s employment if such bonus has not theretofore been paid to Executive, subject to any applicable deferral election in effect for Executive, and (2) an amount representing credit for any vacation earned or accrued by Executive but not taken. Subject to Section 14, such payment shall be made in a lump sum cash payment on the Separation Date.

(e)       The Company shall also pay to Executive all legal fees and expenses incurred by Executive during his or her lifetime as a result of such termination of employment (including all fees and expenses, if any, incurred by Executive in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided to Executive by this Agreement whether by arbitration or otherwise). Such payments shall be made within five (5) business days after delivery of Executive's written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require. In order to comply with Section 409A of the Code, (i) Executive must submit an invoice for fees and expenses reimbursable under this Section at least ten (10) business days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of any legal fees and expenses that the Company is obligated to pay in any given calendar year shall not affect the legal fees and expenses that the Company is obligated to pay in any other calendar year and (iii) Executive’s right to have the Company pay such legal fees and expenses may not be liquidated or exchanged for any other benefit.

(ii)       In the event that any payment or benefit received or to be received by Executive in connection with a Change in Control of the Company or termination of Executive’s employment (whether payable pursuant to the terms of this Agreement or any other plan, contract, agreement or arrangement with the Company, with any person whose actions result in a Change in Control of the Company or with any person constituting a member of an “affiliated group” as defined in Section 280G(d)(5) of the Code, with the Company or with any person whose actions result in a Change in Control of the Company (collectively, the “Total Payments”)) would be subject to the excise tax imposed by Section 4999 of the Code, or any successor provision thereto, or any interest, penalties or additions to tax with respect to such excise tax (such excise tax, together with any such interest, penalties or additions to tax, are collectively referred to as the “Excise Tax”), then Executive shall be entitled to receive from the Company an additional cash payment (a “Gross-Up Payment”) which, subject to Section 14, shall be paid within thirty business days of such determination in an amount such that after payment by Executive of all taxes (including any interest, penalties or additions to tax imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments. All determinations required to be made under this Section 4(ii), including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by the independent accounting firm retained by the Company on the date of the Change in Control (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the Separation Date, or such earlier time as is requested by the Company. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with an opinion that Executive has substantial authority not to report any Excise Tax on Executive’s federal income tax return.

Any uncertainty in the application of Section 4999 of the Code, or any successor provision thereto, at the time of the initial determination by the Accounting Firm hereunder shall be resolved in favor of Executive. As a result of the uncertainty in the application of Section 4999 of the Code, or any successor provision thereto, at the time of the initial determination by the Accounting Firm hereunder, it is possible that at a later time there will be a determination that the Gross-Up Payments made by the Company were less than the Gross-Up Payments that should have been made by the Company (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that Executive is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment, if any, that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive. As a result of the uncertainty in the application of Section 4999 of the Code, or any successor provision thereto, at the time of the initial determination by the Accounting Firm hereunder, it is possible that at a later time there will be a determination that the Gross-Up Payments made by the Company were more than the Gross-Up Payments that should have been made by the Company (“Overpayment”), consistent with the calculations required to be made hereunder. Executive agrees to refund the Company the amount of any Overpayment that the Accounting Firm shall determine has occurred hereunder. Any good faith determination by the Accounting Firm as to the amount of any Gross-Up Payment, including the amount of any Underpayment or Overpayment, shall be binding upon the Company and Executive.

(iii)      Any payment not made to Executive when due hereunder shall thereafter, until paid in full, bear interest at the rate of interest equal to the reference rate announced from time to time by Wells Fargo Bank Minnesota, National Association, plus two percent, with such interest to be paid to Executive upon demand or monthly in the absence of a demand.

(iv)      Executive shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise. The amount of any payment or benefit provided in this Section 4 shall not be reduced by any compensation earned by Executive as a result of any employment by another employer, by any retirement benefits or otherwise.

5.         Executive’s Agreements.

            Executive agrees that:

(i)        Without the consent of the Company, Executive will not terminate employment with the Company without giving 30 days prior notice to the Company, and during such 30-day period Executive will assist the Company, as and to the extent reasonably requested by the Company, in training the successor to Executive’s position with the Company. The provisions of this Section 5(i) shall not apply to any termination (voluntary or involuntary) of the employment of Executive pursuant to Section 2(ii)(c) hereof.

(ii)       In the event that Executive has received any benefits from the Company under Section 4 of this Agreement, then, during the period of 36 months following the Separation Date, Executive, upon request by the Company:

(a)       Will consult with one or more of the executive officers concerning the business and affairs of the Company for not to exceed four hours in any month at times and places selected by Executive as being convenient to him, all without compensation other than what is provided for in Section 4 of this Agreement; and

(b)       Will testify as a witness on behalf of the Company in any legal proceedings involving the Company which arise out of events or circumstances that occurred or existed prior to the Separation Date (except for any such proceedings relating to this Agreement), without compensation other than what is provided for in Section 4 of this Agreement, provided that all out-of-pocket expenses incurred by Executive in connection with serving as a witness shall be paid by the Company.

Executive shall not be required to perform Executive’s obligations under this Section 5(ii) if and so long as the Company is in default with respect to performance of any of its obligations under this Agreement.

6.         Successors and Binding Agreement.

(i)        The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company), by agreement in form and substance satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and, if the transaction resulting in such succession constitutes a “change in control event” within the meaning of Treasury Regulations under Section 409A of the Code, shall entitle Executive to compensation from the Company in the same amount and on the same terms as Executive would be entitled hereunder if Executive terminated employment after a Change in Control for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Separation Date. As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets which executes and delivers the agreement provided for in this Section 6(i) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(ii)       This Agreement is personal to Executive, and Executive may not assign or transfer any part of Executive’s rights or duties hereunder, or any compensation due to him hereunder, to any other person. Notwithstanding the foregoing, this Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees, and legatees.

7.         Modification; Waiver. No provisions of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in a writing signed by Executive and such officer as may be specifically designated by the Board of Directors of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

8.         Notice. All notices, requests, demands, and all other communications required or permitted by either party to the other party by this Agreement (including, without limitation, any notice of termination of employment and any notice of an intention to arbitrate) shall be in writing and shall be deemed to have been duly given when delivered personally or received by certified or registered mail, return receipt requested, postage prepaid, at the address of the other party, as first written above (directed to the attention of the Board of Directors and Corporate Secretary in the case of the Company). Either party hereto may change its address for purposes of this Section 8 by giving 15 days prior notice to the other party hereto.

9.         Severability. If any term or provision of this Agreement or the application hereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

10.       Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.       Governing Law. This Agreement has been made in the State of Minnesota and shall, in all respects, be governed by, and construed and enforced in accordance with, the laws of the State of Minnesota, including all matters of construction, validity and performance.

12.       Effect of Agreement; Entire Agreement. The Company and Executive understand and agree that this Agreement is intended to reflect their agreement only with respect to payments and benefits upon termination in certain cases and is not intended to create any obligation on the part of either party to continue employment. This Agreement supersedes any and all other oral or written agreements or policies made relating to the subject matter hereof (including, without limitation, the Prior Agreement) and constitutes the entire agreement of the parties relating to the subject matter hereof; provided that this Agreement shall not supersede or limit in any way (i) Executive’s rights under any benefit plan, program or arrangements in accordance with their terms (other than the provisions of the Company’s policy HR-1.02.25 entitled “Severance Pay,” effective January 1, 1994, as amended from time to time, or any successor to such policy, to the extent that payments are made hereunder) or (ii) Executive’s obligations under any noncompetition, nonsolicitation, confidentiality or other restrictive covenant to which Executive is bound.

13.       ERISA. For purposes of the Employee Retirement Income Security Act of 1974, this Agreement is intended to be a severance pay employee welfare benefit plan, and not an employee pension benefit plan, and shall be construed and administered with that intention.

14.       Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Code and shall be interpreted and construed consistently with such intent. The payments to Executive pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and for purposes of such exemptions each payment under the Agreement shall be considered a separate payment. In the event the terms of this Agreement would subject Executive to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and Executive shall cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible. Notwithstanding any other provision in this Agreement, if Executive is a “specified employee,” as defined in Section 409A of the Code, as of the date of Executive’s separation from service, then to the extent any amount payable under this Agreement (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon Executive’s separation from service and (iii) under the terms of this Agreement would be payable prior to the six-month anniversary of Executive’s separation from service, such payment shall be delayed until the earlier to occur of (a) the six-month anniversary of the separation from service or (b) the date of Executive’s death.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its name by a duly authorized officer, and Executive has hereunto set his or her hand, all as of the date first written above.

ST. JUDE MEDICAL, INC.

By
Its

EXECUTIVE